Exhibit 10.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CHAMPIONS BIOTECHNOLOGY, INC.

BIOMERK ACQUISITION CORP.

AND

BIOMERK, INC.

May 18, 2007

TABLE OF CONTENTS

Article 1 Certain Definitions		1

Article II The Transaction		4
2.1	The Merger	4
2.2	Consideration; Conversion of the Company Stock.	4
2.3	The Closing	5
2.4	Actions at the Closing.	5
2.5	Effect on Capital Stock.	5
2.6	Certificate Legends	6
2.7	Certificate of Incorporation	6
2.8	Bylaws	6
2.9	Directors and Officers	7
2.1	Closing of Transfer Books	7
2.11	Tax and Accounting Consequences	7
2.12	Additional Action	7
2.13	Taking of Necessary Action; Further Action	7
2.14	Dissenters’ Rights	7

Article III Representations and Warranties of the Company		8
3.1	Organization, Qualification and Corporate Power	8
3.2	Capitalization	8
3.3	Authorization of Transaction	9
3.4	Noncontravention	9
3.5	Subsidiaries	10
3.6	[Removed and Reserved]	10
3.7	Absence of Certain Changes	10
3.8	Undisclosed Liabilities	10
3.9	Tax Matters	10
3.1	Assets	10
3.11	Owned Real Property	10
3.12	Real Property Leases	11
3.13	Intellectual Property	11
3.14	Contracts	12
3.15	Insurance	14
3.16	Litigation.	14
3.17	Legal Compliance; Restrictions on Business Activities	14
3.18	Employees.	15
3.19	Employee Benefits.	15
3.2	Permits	17
3.21	Brokers’ Fees	17
3.22	Books and Records	17
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3.23	Banking Relationships and Investments	17
3.24	Environmental Protection	18
3.25	Dissenting Shares	18
3.26	Company Action	18
3.27	Access to Information	18
3.28	Disclosure	18

Article IV Representations and Warranties of The Parent and the Merger Sub		18
4.1	Organization	19
4.2	Capitalization	19
4.3	Authorization of Transaction	19
4.4	Noncontravention	20
4.5	Subsidiaries	20
4.6	Reports and Financial Statements	20
4.7	Absence of Certain Changes	21
4.8	Merger Shares	21
4.9	Business of the Merger Sub	21
4.1	Qualification as a Reorganization	21
4.11	Absence of Plans	22
4.12	Disclosure	22

Article V Covenants		22
5.1	Best Efforts	22
5.2	Securities Laws.	22
5.3	Reorganization	23
5.4	Reasonable Commercial Efforts and Further Assurances	23
5.5	No Solicitation	23
5.6	Indemnification	24
5.7	Audited Financial Statements	24

Article VI Conditions to Consummation of Merger		24
6.1	Conditions to Each Party’s Obligations	24
6.2	Conditions to Obligations of the Parent and the Merger Sub	25
6.3	Conditions to Obligations of the Company	26
6.4	Certain Waivers	27

Article VII Termination; Indemnification		27
7.1	Termination of Agreement	27
7.2	Effect of Termination.	27
7.3	Amendment	28
7.4	Extension, Waiver	28
7.5	Survival of Representations, Warranties and Covenants.	28
7.6	Indemnification of the Parent	28
7.7	Indemnification of the Company	29
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7.8	General Notice and Procedural Requirements for Indemnity Claims	29
7.9	Notice and Procedural Requirements for Third Party Claims	30
7.1	Notice and Procedural Requirements for Direct Claims	31

Article VIII Miscellaneous		31
8.1	No Third Party Beneficiaries	31
8.2	Entire Agreement	31
8.3	Succession and Assignment	31
8.4	Public Announcement	32
8.5	Confidentiality	32
8.6	Counterparts, Facsimile Signatures	32
8.7	Headings	32
8.8	Notices	32
8.9	Governing Law	33
8.1	Severability	34
8.11	Expenses; Attorney’s Fees	34
8.12	Disclosure Letters	34
8.13	Construction	35
8.14	Incorporation of Exhibits and Schedules	35

List of Exhibits
Exhibit A- Form of Investment Representation Letter

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") entered into as of May 18, 2007, by and among CHAMPIONS BIOTECHNOLOGY, INC., a Delaware corporation ("Champions Biotechnology" or the "Parent"), BIOMERK ACQUISITION CORP., a Maryland corporation and a wholly-owned subsidiary of Parent (the "Merger Sub"), and BIOMERK, INC., a Maryland corporation ("Biomerk" or the "Company"). The Parent, the Merger Sub and the Company each, individually, a "Party" or, collectively, the "Parties."

RECITALS

       WHEREAS, this Agreement contemplates a merger of the Merger Sub with and into the Company (the "Merger") in a transaction that is intended to qualify, for federal income tax purposes, as a reverse triangular merger under Section 368(a)(2)(E) of the Code (as defined below), in which the stockholders of the Company will receive capital stock of the Parent in exchange for their shares of capital stock of the Company.

       NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, agreements and covenants herein contained, and for good and other valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

       The following terms undefined in the text of this Agreement shall have the following meanings:

       "Business Day" shall mean any day, other than a Saturday, Sunday or a day on which banks located in Washington, D.C. shall be authorized or required by law to close.

       "Closing Documents" shall mean documents, certificates or other instruments delivered or to be delivered by or on behalf of the Company at the Closing pursuant to Article VI, the Schedules and Exhibits of this Agreement.

       "Code" shall mean United States Internal Revenue Code of 1986, as amended.

       "Company Stock" shall mean all of the issued and outstanding shares of capital stock of the Company, consisting of 10,000 shares of common stock, $0.01 par value per share.

       "Dissenting Shares" shall have the meaning set forth in Section 2.14 of this Agreement.

       "Employee Benefit Plan" shall mean any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including, without limitation, insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, options, or other forms of incentive compensation or post-retirement compensation.

       "ERISA Affiliate" shall mean any entity which is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes the Company.

       "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

       "GAAP" shall mean Generally Accepted Accounting Principles.

       "Governmental Entity" shall mean any court, arbitration tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

       "including", "include" and "includes" shall be construed as if followed by the phrase "without limitation".

       "Intellectual Property" shall mean all intellectual property that the Company owns or licenses and controls, and uses in the conduct of its business, as it is currently conducted, including, but not limited to, (i) all United States and foreign patents (both issued and applied for) listed on the Company Disclosure Letter, (ii) all trademarks, trade names, service marks, copyrights, and all applications for such trademarks, trade names, service marks and copyrights, and all patent rights in each case listed on the Company Disclosure Letter, and (iii) all trade secrets, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material, and all third-party issued United States and foreign patents, patent rights and patent applications (excluding packaged commercially available licensed software programs sold to the public).

       "knowledge" shall mean, (a) when made with reference to the Company, the actual knowledge of the executive officers of the Company, and (b) when made with reference to the Parent, the actual knowledge of the executive officers of the Parent.

       "Material Adverse Effect" when used in connection with an entity means any change, event, circumstance or effect whether or not such change, event, circumstance or effect is caused by or arises in connection with a breach of a representation, warranty, covenant or agreement of such entity in this Agreement that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), capitalization, financial condition, operations or results of operations, or prospects of such entity taken as a whole with its subsidiaries, except to the extent that any such change, event, circumstance or effect results from (i) changes in general economic conditions, (ii) changes affecting the industry generally in which such entity operates (provided that such changes do not affect such entity in a substantially disproportionate manner), or (iii) changes in the trading prices for such entity’s capital stock.

       "Merger Shares" shall mean the Parent Stock issued to the Company’s stockholders in consideration for the conversion of the Company Stock as a result of the Merger. The maximum number of Merger Shares issuable in connection with the Merger is 4,000,000 shares of the Parent Stock.

       "Merger Sub Common Stock" shall mean the common stock, par value $0.001 per share, of the Merger Sub.

       "Parent Stock" shall mean common stock, par value $0.001 per share, of the Parent. It is understood and agreed that the Merger Shares issued in connection with the transactions contemplated by this Agreement shall be shares of common stock of the Parent that have not been registered under the Securities Act.

       "Permits" shall mean all permits, licenses, registrations, certificates, orders or approvals received from any Governmental Entity (including, without limitation, those issued or required under applicable export laws or regulations).

       "Person" or "person" shall mean any individual, partnership, joint venture, corporation, limited liability company, limited liability partnership, trust or incorporated organization.

       "Securities Act" shall mean the Securities Act of 1933, as amended.

       "Security Interest" shall mean any mortgage, pledge, security interest, encumbrance, charge, or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation, (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business of the Company and not material to the Company, and (iv) liens for current Taxes that are being contested in good faith.

       "Taxes" shall mean all taxes, charges, fees, levies or other similar assessments or liabilities, including, without limitation, income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and any amounts of Taxes of another person that the Company or any subsidiary thereof is liable to pay by law or otherwise.

       "Tax Returns" means all reports, returns, declarations, statements or other information supplied or required to be supplied to a taxing authority in connection with Taxes including, without limitation, any schedules, attachments or amendments thereto.

       "Third Party Intellectual Property Rights" shall mean all material written licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third party patents, patent rights, trademarks, service marks, trade secrets or copyrights, including software which is used in the business of the Company or which form a part of any existing product or service of the Company, excluding commercially available licensed software programs sold to the public.

ARTICLE II

THE TRANSACTION

       2.1     The Merger. Upon and subject to the terms and conditions of this Agreement, the Merger Sub shall merge with and into the Company (such merger is referred to herein as the "Merger") at the Effective Time. From and after the Effective Time, the separate corporate existence of the Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). The Surviving Corporation shall be operated as a wholly-owned subsidiary of the Parent. The "Effective Time" shall be the time at which the articles of merger of the Company and the Merger Sub (the "Articles of Merger"), prepared and executed in accordance with the relevant provisions of the Maryland General Corporation Law (the "MGCL"), is filed with and accepted by the Department of Assessments and Taxation of the State of Maryland. The Merger shall have the effects specified in this Agreement, the Articles of Merger and the applicable provisions of the MGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and the Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

       2.2     Consideration; Conversion of the Company Stock.

       (a)     In the event that all of the Company Stock are converted as a result of the Merger, the holders of the Company Stock will be issued an aggregate of 4,000,000 shares of the Parent Stock as determined pursuant to Section 2.2(b) hereafter.

       (b)     At the Effective Time and without any further action on the part of the Parent, the Company or any other Person, each of the Company Stock outstanding as of immediately prior to the Effective Time (other than any the Company Stock that are Dissenting Shares) shall be converted into the right to receive 400 shares of the Parent Stock (the "Merger Shares") but in no event will more than 4,000,000 shares in aggregate be issued.

       (c)     Within five (5) Business Days after the Closing Date, the Parent shall deliver to the stockholders of the Company in connection with the Merger and in consideration for the conversion of the Company Stock, stock certificates representing the Merger Shares issued in the names of such stockholders and in the amounts set forth in Schedule 2.2.

       2.3     The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the Washington, DC offices of Seyfarth Shaw LLP, on or before May 25, 2007 or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on the third Business Day after the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than those conditions which by their terms can only be satisfied on the date of the Closing) (the "Closing Date"). If the Closing is consummated, the Parent, the Merger Sub and the Company will be deemed to have waived any of the conditions set forth in Article VI to the extent not satisfied at or prior to the Closing.

       2.4     Actions at the Closing.

       (a)     The Company shall deliver the following to the Parent:

                   (i)     certificates representing the Company Stock, accompanied by stock powers duly executed in blank or duly executed instruments of transfer, medallion guaranteed, and any other documents that are necessary to transfer to the Parent good and valid title to the Company Stock free and clear of all liens; and

                   (ii)     The various certificates, instruments and documents referred to in Section 6.2 to be delivered by the Company. All certificates representing the Company Stock surrendered to the Parent shall be canceled after such delivery. Until surrendered as contemplated by this Section2.4, each such certificate representing the Company Stock (other than any certificate representing Dissenting Shares) shall be deemed, from and after the Effective Time, to represent only the right to receive the applicable Merger Shares in accordance with this Agreement.

       (b)     The Parent shall deliver the following to the Company:

                   (i)     certificates representing the Merger Shares in accordance with Section2.2; and

                   (ii)     The various certificates, instruments and documents referred to in Section 6.3 to be delivered by the Parent or the Merger Sub.

       2.5     Effect on Capital Stock.

       (a)     At the Effective Time, the Company Stock shall, except with respect to any Dissenting Shares, by virtue of the Merger and without any action on the part of any Party or the holder thereof, automatically be canceled and extinguished and converted into the right to receive the Merger Shares.

       (b)     At the Effective Time, each share of the Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

       (c)     Notwithstanding the foregoing, no fractional shares of the Parent Stock shall be issued as part of the Merger Shares. All shares of the Parent Stock issued to the holders of the Company Stock at the Effective Time pursuant to this Section 2.5 shall be rounded to the nearest whole number.

       (d)     Notwithstanding the foregoing, no amounts shall be payable at or after the Effective Time with respect to any Dissenting Shares (as defined in Section 2.14) or any shares of the Company Stock with respect to which dissenters’ rights have not terminated. In the case of Dissenting Shares, payment shall be made in accordance with and the MGCL. In the case of any shares with respect to which dissenters’ rights have not terminated as of the Effective Time, if such the Company Stock become Dissenting Shares, payment shall be made in accordance with and the MGCL, and if, instead, the dissenters’ rights with respect to such the Company Stock irrevocably terminate after the Effective Time, such shares shall be entitled only to receive the applicable Merger Shares upon delivery of the certificate(s) representing the applicable the Company Stock.

       2.6     Certificate Legends. The Merger Shares to be issued pursuant to this Article II shall not have been registered and shall be characterized as "restricted securities" under the federal securities laws, and under such laws such shares may be resold without registration under the Securities Act only in certain limited circumstances. Each certificate evidencing Merger Shares to be issued pursuant to this Article II shall bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT OR AN OPINION OF LEGAL COUNSEL REASONABLY ACCEPTABLE TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.

       2.7     Certificate of Incorporation. At the Effective Time, the Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until hereafter amended as provided by the MGCL.

       2.8     Bylaws. The Bylaws of the Surviving Corporation shall be the same as the Bylaws of the Company immediately prior to the Effective Time.

       2.9     Directors and Officers. The directors of the Company shall become the directors of the Surviving Corporation immediately after the Effective Time. The officers of the Company shall become the officers of the Surviving Corporation immediately after the Effective Time, retaining their respective positions.

       2.10     Closing of Transfer Books. At the Effective Time, each of the holders of the Company Stock shall cease to have any rights as a stockholder of the Company (except as set forth in this Agreement with respect to the Merger Shares), and the stock transfer books of the Company shall be closed with respect to all the Company Stock outstanding immediately prior to the Effective Time. No further transfer of any such the Company Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any the Company Stock is presented to the Parent, such certificate shall be canceled and exchanged as provided in this Article II.

       2.11     Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall constitute a reverse triangular merger reorganization within the meaning of Section 368(a)(2)(E) of the Code.

       2.12     Additional Action. The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of the Company, necessary to consummate the Merger and confirm the effectiveness of the Merger, so long as such action is not inconsistent with this Agreement.

       2.13     Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and the Merger Sub, the officers and directors of the Company and the Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and each of them shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

       2.14     Dissenters’ Rights. The Company Stock that have not been voted for approval of this Agreement or consented thereto in writing and with respect to which a demand for payment and appraisal have been properly made in accordance with the MGCL ("Dissenting Shares") will not be converted into the right to receive the Merger Shares otherwise payable with respect to such the Company Stock at or after the Effective Time, but will be converted into the right to receive from the Surviving Corporation such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the MGCL. If a holder of Dissenting Shares (a "Dissenting Stockholder") withdraws his or her demand for such payment and appraisal or becomes ineligible for such payment and appraisal, then, as of the Effective Time or the occurrence of such event of withdrawal or ineligibility, whichever last occurs, such holder’s Dissenting Shares will cease to be Dissenting Shares and will be converted into the right to receive, and will be exchangeable for, the Merger Shares in accordance with Section 2.2 of this Agreement. The Company will give the Parent and Merger Sub prompt notice of any demand received by the Company from a holder of Dissenting Shares for appraisal of such Dissenting Stockholder’s the Company Stock, and the Parent shall have the right to participate in all negotiations and proceedings with respect to such demand. The Company agrees that, except with the prior written consent of the Parent, or as required under the MGCL, it will not voluntarily make any payment with respect to, or settle or offer or agree to settle, any such demand for appraisal. Each Dissenting Stockholder who, pursuant to the provisions of the MGCL, becomes entitled to payment of the value of the Dissenting Shares will receive payment therefor but only after the value therefor has been agreed upon or finally determined pursuant to such provisions. Any portion of the Merger Shares that would otherwise have been payable with respect to Dissenting Shares if such the Company Stock were not Dissenting Shares will be retained by the Parent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

       Except as set forth in the Company Disclosure Letter attached to this Agreement (the "Company Disclosure Letter"), the Company hereby represents and warrants to the Parent and the Merger Sub as follows:

       3.1     Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Maryland. The Company is duly qualified to conduct business and is in corporate good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company. The Company has the corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished or made available to the Parent true and complete copies of its Articles of Incorporation and Bylaws, each as amended and as in effect on the date hereof (hereinafter the "Company Charter" and "Bylaws", respectively). The Company is not in default under or in violation of any provision of the Company Charter or Bylaws.

       3.2     Capitalization. The authorized capital stock of the Company consists of 10,000,000 shares of capital stock, all of which are designated as common stock, $0.01 par value, and of which 10,000 shares are issued and outstanding. Section 3.2 of the Company Disclosure Letter sets forth a complete and accurate list of all stockholders of the Company, indicating the number of Company Stock held by each stockholder and their respective addresses and taxpayer identification numbers. All issued and outstanding shares of Company Stock have been duly authorized and validly issued, and are fully paid and nonassessable. All of the outstanding shares of Company Stock and other outstanding securities of the Company have been duly and validly issued in compliance with federal and state securities laws, including applicable exemptions from any requirements for registration or qualification. There are no outstanding or authorized subscriptions, options, warrants, plans or, except for this Agreement and as contemplated by this Agreement, other agreements or rights of any kind to purchase or otherwise receive or be issued, or securities or obligations of any kind convertible into, any shares of capital stock or other securities of the Company, and there are no dividends which have accrued or been declared but are unpaid on the capital stock of the Company. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. All of the issued and outstanding shares of the Company’s capital stock are free and clear of any liens, pledges, encumbrances, charges, agreements adversely effecting title to such shares or claims (other than those created by virtue of this Agreement or by the Parent), and the certificates evidencing the ownership of such shares are in proper form for the enforcement of the rights and limitations of rights pertaining to said shares which are set forth in the Company Charter and Bylaws.

       3.3     Authorization of Transaction. Subject to the Company Stockholder Approval (as defined below) of the Merger and this Agreement, the Company has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and, subject to the adoption of this Agreement and the approval of the Merger by at least a majority of the votes represented by the outstanding Company Stock entitled to vote on this Agreement and the Merger, voting in accordance with the MGCL and the Company Charter (the "Company Stockholder Approval"), the performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Parent and the Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

       3.4     Noncontravention. Subject to receipt of the Company Stockholder Approval, compliance with the applicable requirements of the Securities Act and any applicable state securities laws and the filing of the Articles of Merger as required by the State of Maryland, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, will: (a) conflict with or violate any provision of the Company Charter or the Bylaws; (b) require on the part of the Company any filing with, or any permit, authorization, consent or approval of, any Governmental Entity, other than (i) those required solely by reason of the Parent’s or the Merger Sub’s participation in the transactions contemplated hereby, (ii) those required to be made by the Parent or the Merger Sub, and (iii) any filing, permit, authorization, consent or approval which if not made or obtained would not have a Material Adverse Effect on the Company; (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract listed in Section 3.14 of the Company Disclosure Letter, except for any conflict, breach, default, acceleration, right to accelerate, termination, modification, cancellation, notice, consent or waiver that would not reasonably be expected to have a Material Adverse Effect on the Company; (d) result in the imposition of any Security Interest upon any assets of the Company; or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its properties or assets, other than such conflicts, violations, defaults, breaches, cancellations or accelerations referred to in clauses (a) through (e) (inclusive) hereof which would not have a Material Adverse Effect on the Company.

       3.5     Subsidiaries. The Company does not have any direct or indirect subsidiaries or any equity interest in any other firm, corporation, membership, joint venture, association or other business organization.

       3.6     [Removed and Reserved]

       3.7     Absence of Certain Changes. Since the Balance Sheet Date, the Company has conducted its business as ordinarily conducted consistent with past practice and there has not occurred any change, event or condition (whether or not covered by insurance) that has resulted in, or would reasonably be expected to result in any Material Adverse Effect on the Company.

       3.8     Undisclosed Liabilities. The Company has no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities accrued, reflected, reserved against on the Financial Statements, (b) liabilities which have arisen since the Balance Sheet Date, in the ordinary course of business, (c) contractual or statutory liabilities incurred in the ordinary course of business, and (d) liabilities which would not have a Material Adverse Effect on the Company.

       3.9     Tax Matters. The Company has timely (taking into account extensions of time to file) filed all Tax Returns that it was required to file and all such Tax Returns were correct and complete in all material respects. All Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity or deposited in accordance with law.

       3.10     Assets. The Company has good and marketable title to or, in the case of leased assets, a valid leasehold interest in, all tangible assets necessary for the conduct of its businesses as presently conducted. Except as set forth in Section 3.10 on the Company Disclosure Letter, no asset of the Company (tangible or intangible) is subject to any Security Interest. All machinery and equipment is in good condition and repair, normal wear and tear excepted. All leases of personal property to which the Company is a party are fully effective and afford the Company peaceful and undisturbed possession of the subject matter of the lease. The Company is not in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or rule applicable to the operation of the owned or leased assets (the violation of which would have a Material Adverse Effect on its business), nor has the Company received any written notice of violation with which it has not complied.

       3.11     Owned Real Property. The Company does not own any real property.

       3.12     Real Property Leases. Section 3.12 of the Company Disclosure Letter lists all real property leased or subleased to the Company. The Company has delivered or made available to the Parent correct and complete copies of the leases and subleases (as amended to date) listed in Section 3.12 of the Company Disclosure Letter. With respect to each lease and sublease listed in Section 3.12 of the Company Disclosure Letter:

       (a)     The lease or sublease is legal, valid, binding, enforceable and in full force and effect with respect to the Company and, to the Company’s knowledge, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, and will continue to be so following the Closing in accordance with the terms thereof as in effect prior to the Closing (in each case except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought);

       (b)     The Company is not in breach or default under any such lease or sublease and, to the Company’s knowledge, no other party to the lease or sublease is in breach or default, and, no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

       (c)     There are no oral agreements or forbearance programs in effect as to the lease or sublease;

       (d)     The Company has not received any written notice of any dispute with regards to any lease or sublease; and

       (e)     The Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold.

       3.13     Intellectual Property. Section 3.13 of the Company Disclosure Letter is a true and complete list of (i) all Intellectual Property presently owned or held by the Company and (ii) any license agreements under which the Company has access to any confidential information or Intellectual Property used by the Company in its business (such licenses and agreements, collectively, the "Intellectual Property Rights") necessary for the conduct of the Company’s business as conducted and as currently proposed to be conducted by the Company. Except as set forth in Section 3.13 of the Company Disclosure Letter, the Company owns, or has the right to use, free and clear of all Security Interests, all of the Intellectual Property and the Intellectual Property Rights. Except as set forth in Section 3.13 of the Company Disclosure Letter, there are no outstanding options, licenses or agreements of any kind relating to the Intellectual Property and the Intellectual Property Rights, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to any of the Intellectual Property, the Intellectual Property Rights and the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other person or entity other than such licenses or agreements arising from the purchase of "off the shelf" or standard products. The Company has not received any communications alleging that the Company has violated or, by conducting its business as conducted and as currently proposed to be conducted by the Company, violates any Third Party Intellectual Property Rights and to the Company’s knowledge, the business as conducted and as currently proposed to be conducted by the Company will not cause the Company to infringe or violate any Third Party Intellectual Property Rights. There is no defect in the title to any of the Intellectual Property or, to the extent that the Company has title to Intellectual Property Rights to any Intellectual Property Rights. Except as set forth in Section 3.13 of the Company Disclosure Letter, to the Company’s knowledge, no officer, employee or director is obligated under any contract (including any license, covenant or commitment of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would conflict or interfere with the performance of such person’s duties as an officer, employee or director of the Company, the use of such person’s best efforts to promote the interests of the Company or the Company’s business as conducted or as currently proposed to be conducted by the Company. No prior employer of any current or former employee of the Company has any right, title or interest in the Intellectual Property and to the Company’s knowledge, no person or entity has any right, title or interest in any Intellectual Property. It is not and will not be with respect to the business as currently proposed to be conducted necessary for the Company to use any inventions of any of its employees made prior to their employment by the Company.

       3.14     Contracts. Section 3.14 of the Company Disclosure Letter lists the following written arrangements (including, without limitation, written agreements) to which the Company is a party:

       (a)     any written arrangement (or group of related written arrangements) for the lease of personal property from or to third parties providing for lease payments in excess of $5,000 per annum including such lease arrangements with purchase commitments or similar obligations known to the Company;

       (b)     any written arrangement (or group of related written arrangements) for the licensing or distribution of software, products or other personal property or for the furnishing or receipt of services, (i) which involves more than the sum of $5,000 per annum, (ii) in which the Company has granted rights to license, sublicense or copy, "most favored nation" pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party, and (iii) which calls for performance by the Company that as of the date hereof has not been fully completed;

       (c)     any written arrangement establishing a partnership or joint venture;

       (d)     any written arrangement (or group of related written arrangements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $5,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

       (e)     a list of all parties to any written arrangement concerning confidentiality, non-disclosure or noncompetition;

       (f)     any written arrangement involving any of the stockholders of the Company or their affiliates, as defined in Rule 12b-2 under the Exchange Act ("Affiliates");

       (g)     any written arrangement under which the consequences of a default or termination could have a Material Adverse Effect on the Company;

       (h)     any other written arrangement (or group of related written arrangements) either (i) involving (A) more than $5,000 and (B) performance by the Company that as of the date hereof has not been fully completed, or (ii) not entered into in the ordinary course of business;

       (i)     any written arrangement under which the Company provides maintenance or support services to any third party with regard to the Company’s products and any written arrangement containing a commitment by the Company to provide support for any such products for more than one year from the date of this Agreement involving, in each case, more than $5,000 (other than arrangements which by their terms permit the customer to extend such services after the expiration of the initial one year term);

       (j)     any written arrangement by which the Company has agreed to make available any consulting, enablement consulting, or education services (i) having a value in excess of $5,000 and (ii) providing for performance by the Company that as of the date hereof has not been fully completed; and

       (k)     any other material contract or agreement as such terms are defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act, to which the Company is a party.

       The Company has delivered to or made available to the Parent a correct and complete copy of each such written arrangement referred to above. With respect to each such written arrangement so listed: (i) the written arrangement is legal, valid, binding and enforceable and in full force and effect with respect to the Company and, to the Company’s knowledge, the written arrangement is legal, valid, binding and is enforceable and in full force and effect with respect to each other party thereto (in each case except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought); (ii) the written arrangement will continue to be legal, valid, binding and enforceable and in full force and effect against the Company, and to the Company’s knowledge against each other party thereto, immediately following the Closing in accordance with the terms thereof (in each case except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought) as in effect prior to the Closing; and (iii) the Company is not in breach or default, and, to the Company’s knowledge, no other party thereto is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the written arrangement; except, in each case, for breaches, defaults and events that would not have a Material Adverse Effect on the Company. The Company is not a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in Section 3.14 of the Company Disclosure Letter under the terms of this Section 3.14.

       3.15     Insurance. Section 3.15 of the Company Disclosure Letter lists each insurance policy (including fire, theft, casualty, general liability, director and officer, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company is a party, a named insured, or otherwise the beneficiary of coverage at any time within the past year. Section 3.15 of the Company Disclosure Letter lists each person or entity required to be listed as an additional insured under each such policy. Each such policy is in full force and effect and by its terms and with the payment of the requisite premiums thereon will continue to be in full force and effect following the Closing.

       The Company is not in breach or default, and does not anticipate being in breach or default after Closing (including with respect to the payment of premiums or the giving of notices) under any such policy, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification or acceleration, under such policy; except for any breach, default, event, termination, modification or acceleration that would not have a Material Adverse Effect on the Company; and the Company has not received any written notice or to the Company’s knowledge, oral notice, from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general. The Company has not incurred any material loss, damage, expense or liability covered by any such insurance policy for which it has not properly asserted a claim under such policy.

       3.16     Litigation.

       (a)     There are no: (i) unsatisfied judgments, orders, decrees, stipulations or injunctions; or (ii) claims, complaints, actions, suits, proceedings or hearings or, to the Company’s knowledge, investigations in or before any Governmental Entity or any arbitrator or to the Company’s knowledge expected to be before any Governmental Entity or any arbitrator; to which the Company, any officer, director, employee or agent of the Company (in such person’s capacity as an officer, director, employee or agent of the Company and not personally) is or was (for the two years prior to and including the date hereof) a party or, to the knowledge of the Company, is threatened to be made a party.

       (b)     There are no material agreements or other documents or instruments settling any claim, complaint, action, suit or other proceeding against the Company.

       3.17     Legal Compliance; Restrictions on Business Activities. The Company and the conduct and operation of its business are in material compliance with each law (including rules, regulations and requirements thereunder) of any federal, state, local or foreign government or any Governmental Entity which (a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to the Company or its business, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect on the Company. There is no agreement, judgment, injunction, order or decree binding upon the Company which has or would reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of the Company, as currently contemplated by the Company, and any acquisition of property of the Company or the conduct of business by the Company as currently conducted or proposed to be conducted.

       3.18     Employees.

       (a)     To the Company’s knowledge, no employee has any plans to terminate employment with the Company within six months of the date hereof. The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any material strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company. The Company is in compliance in all material respects with all currently applicable laws and regulations respecting wages, hours, occupational safety, or health, fair employment practices, and discrimination in employment terms and conditions, and is not engaged in any unfair labor practice except, in each case, where such practice or failure to comply would not reasonably be expected to have a Material Adverse Effect. There are no pending claims against the Company under any workers compensation plan or policy or for long term disability. There are no proceedings pending or, to the Company’s knowledge, threatened, between the Company and its employees, which proceedings have or would reasonably be expected to have a Material Adverse Effect on the Company.

       (b)     Section 3.18 of the Company Disclosure Letter contains a list of employees whose employment has been terminated by the Company in the ninety (90) days prior to Closing; including the name, address, date and reason for such termination.

       3.19     Employee Benefits.

       (a)     Section 3.19(a) of the Company Disclosure Letter contains a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Company, or any ERISA Affiliate. Complete and accurate copies of (i) all such Employee Benefit Plans which have been reduced to writing, (ii) written summaries of all such unwritten Employee Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R for the last three plan years (or such shorter period with respect to which the Company or any ERISA Affiliate has an obligation file Form 5500) for each Employee Benefit Plan, have been delivered or made available to the Parent. Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and each of the Company, and the ERISA Affiliates has met its obligations in all material respects with respect to such Employee Benefit Plan and has made all required contributions thereto within the time frames as prescribed by ERISA and the Code. The Company and all Employee Benefit Plans are in material compliance with the currently applicable provisions of ERISA and the Code and the regulations thereunder.

       (b)     To the Company’s knowledge, there are no investigations by any Governmental Entity, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any material liability.

       (c)     All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or the remedial amendment period for requesting such determination has not yet expired, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification.

        (d)Neither the Company nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

       (e)     At no time has the Company or any ERISA Affiliate been obligated to contribute to any "multi-employer plan" (as defined in Section 4001(a)(3) of ERISA).

       (f)     There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of the Company (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code and insurance conversion privileges under federal or state law.

       (g)     No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by the Company or any ERISA Affiliate that would subject the Company or any ERISA Affiliate to any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code.

       (h)     No Employee Benefit Plan is funded by, associated with, or related to a "voluntary employee’s beneficiary association" within the meaning of Section 501(c)(9) of the Code.

       (i)     No Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Employee Benefit Plan.

       (j)     Section 3.19(j) of the Company Disclosure Letter discloses each: (i) agreement with any director, executive officer or other key employee of the Company (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s "parachute payment" under Section 280G of the Code; and (iii) agreement or plan binding the Company, including, without limitation, any option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

       3.20     Permits. Section 3.20 of the Company Disclosure Letter sets forth a list of all material Permits issued to or held by the Company. Such listed Permits are the only Permits that are required for the Company to conduct its business as presently conducted, except for those the absence of which would not have a Material Adverse Effect on the Company. Each such Permit is in full force and effect and to the Company’s knowledge, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect following the Closing.

       3.21     Brokers’ Fees. The Company has no liability or obligation to pay any fees or commissions to any broker, investment banking firm, finder or agent with respect to the transactions contemplated by this Agreement.

       3.22     Books and Records. The minute books and other similar records of the Company contain true and complete records of all material actions taken at any meetings of the Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meetings.

       3.23     Banking Relationships and Investments. Section 3.23 of the Company Disclosure Letter sets forth an accurate, correct and complete list of all banks and financial institutions in which the Company has an account, deposit, safe-deposit box or borrowing relationship, factoring arrangement or other loan facility or relationship, including the names of all persons authorized to draw on those accounts or deposits, or to borrow under loan facilities, or to obtain access to such boxes. The Company Disclosure Letter sets forth an accurate, correct and complete list of all certificates of deposit, debt or equity securities and other investments (the "Investments") owned, beneficially or of record, by the Company. The Company has good and legal title to all such Investments.

       3.24     Environmental Protection. No substances that are defined by any Governmental Entity concerning the environment as toxic materials, hazardous wastes or hazardous substances (including without limitation any asbestos, oils, petroleum-derived compound or pesticides) (collectively, "Hazardous Materials") are or have been located in, on or about any of the Company’s leased real property. The Company’s leased real property has not been used for the storage, manufacture or disposal of Hazardous Materials, and the Company has not used, or provided permission to others to use, its leased real property for the storage, manufacture or disposal of Hazardous Materials. Specifically, but without limitation, there are and have been no storage tanks located on any of the Company’s leased real property. No Hazardous Materials have been transported off site from the Company’s leased real property.

       3.25     Dissenting Shares. Except as set forth in Section 3.25 of the Company Disclosure Letter, no holder of the Company Stock who, pursuant to the MGCL, has the right to dissent to the Merger and demand payment for such the Company Stock, has dissented and demanded payment for the fair value of such the Company Stock in accordance with the MGCL in connection with the Merger, including any such holder that subsequently has withdrawn, failed to perfect or otherwise lost such holder’s right to such payment.

       3.26     Company Action. The Board of Directors of the Company has unanimously (i) determined that the Merger is fair and in the best interests of the Company and its stockholders, (ii) adopted this Agreement in accordance with the provisions of the MGCL, and (iii) directed that this Agreement and the Merger be submitted to the stockholders for their adoption and approval and resolved to recommend that the stockholders vote in favor of the adoption of this Agreement and the approval of the Merger.

       3.27     Access to Information. Until the Closing, the Company will allow the Parent and its agents reasonable access to the files, books, records and offices of the Company, including, without limitation, any and all information relating to the Company’s taxes, commitments, contracts, leases, licenses, and real, personal and intangible property and financial condition. The Company will cause its accountants to cooperate with the Company and its agents in making available all financial information reasonably requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

       3.28     Disclosure. No representation or warranty by the Company contained in this Agreement, including any statement contained in the Company Disclosure Letter or any Closing Document contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
THE PARENT AND THE MERGER SUB

       Each of the Parent and the Merger Sub, jointly and severally, represents and warrants to the Company that, as of the date hereof, the statements contained in this are true and correct, except as set forth in the schedule provided by the Parent and the Merger Sub to the Company and attached hereto (the "Parent Disclosure Letter"):

       4.1     Organization. Each of the Parent and the Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of the Parent and the Merger Sub is duly qualified to conduct business and is in corporate good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Parent or the Merger Sub. Each of the Parent and the Merger Sub has the corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. The Parent and the Merger Sub have each furnished or made available to the Company true and complete copies of their Certificates of Incorporation or Articles of Incorporation, as the case may be, and Bylaws, each as amended and as in effect on the date hereof. Neither the Parent nor the Merger Sub is in default under or in violation of any provision of its Certificate of Incorporation or Articles of Incorporation, as the case may be, or Bylaws, as amended.

       4.2     Capitalization. The authorized capital stock of the Parent consists of 50,056,075 shares of capital stock, 50,000,000 of which are the Parent Stock, and of which 27,624,658 shares are issued and outstanding, and 56,075 of which are shares of preferred stock, $10 par value per share, none of which are issued and outstanding. All of the issued and outstanding shares of the Parent Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. All of the outstanding shares of the Parent Stock and other securities of the Parent have been duly and validly issued in compliance with federal and state securities laws. The authorized capital stock of the Merger Sub consists of 1,000 shares of common stock, $0.01 par value, all of which are issued and outstanding. All of the issued and outstanding shares of capital stock of Merger Sub are duly authorized and validly issued, and fully paid and nonassessable, and were issued in compliance with all applicable laws. Except as set forth in Section 4.2 of the Parent Disclosure Letter, there are no outstanding or authorized subscriptions, options, warrants, plans or, except for this Agreement and as contemplated by this Agreement, other agreements or rights of any kind to purchase or otherwise receive or be issued, or securities or obligations of any kind convertible into, any shares of capital stock or other securities of the Parent or Merger Sub, and there are no dividends which have accrued or been declared but are unpaid on the capital stock of the Parent or Merger Sub.

       4.3     Authorization of Transaction. Subject to the Merger Sub Stockholder Approval (as defined below), each of the Parent and the Merger Sub has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and, subject to the adoption of this Agreement and the approval of the Merger by at least a majority of the votes represented by the outstanding Merger Sub Common Stock entitled to vote on this Agreement and the Merger, voting in accordance with the MGCL and the Articles of Incorporation of the Merger Sub (the "Merger Sub Stockholder Approval"), the performance by the Parent and the Merger Sub of this Agreement and the consummation of the transactions contemplated hereby by the Parent and the Merger Sub have been duly and validly authorized by all necessary corporate action on the part of the Parent and the Merger Sub. This Agreement has been duly and validly executed and delivered by the Parent and the Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of the Parent and the Merger Sub, enforceable against them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

       4.4     Noncontravention. Subject to compliance with the applicable requirements of the Securities Act, any applicable state securities laws and the Exchange Act and the filing of the Articles of Merger as required by the MGCL, neither the execution and delivery of this Agreement, nor the consummation by the Parent or the Merger Sub of the transactions contemplated hereby or thereby, will: (a) conflict with or violate any provision of the Certificate of Incorporation or Articles of Incorporation, as the case may be, or Bylaws of the Parent or the Merger Sub; (b) require on the part of the Parent or the Merger Sub any filing with, or any permit, authorization, consent or approval of, any Governmental Entity, other than those (i) required solely by reason of the Company’s participation in the transactions contemplated hereby or (ii) to be made by the Company or (iii) any filing, permit, authorization, consent or approval which, if not made or obtained, would not have a Material Adverse Effect on the Parent; (c) result in the imposition of any Security Interest upon any assets of the Parent or the Merger Sub; or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Parent or the Merger Sub or any of their properties or assets, except for any violation that would not have a Material Adverse Effect on the Parent or the Merger Sub.

       4.5     Subsidiaries. Except for the Merger Sub, the Parent does not have any direct or indirect subsidiaries or any equity interest in any other firm, corporation, membership, joint venture, association or other business organization.

       4.6     Reports and Financial Statements. The Parent has filed all forms, reports, schedules, registration statements, proxy statements and other documents (including any document required to be filed as an exhibit thereto) required to be filed by the Parent with the Securities and Exchange Commission ("SEC") on a timely basis, and has made available to the Company such forms, reports and documents in the form filed with the SEC. All such required forms, reports, schedules, registration statements, proxy statements and other documents (including those that the Parent may file subsequent to the date hereof) are referred to herein as the "SEC Reports." As of their respective dates, the SEC Reports (including, without limitation, any financial statements or schedules included or incorporated by reference therein) (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as disclosed in Section 4.6 of the Parent Disclosure Letter, the SEC Reports filed by the Parent and publicly available prior to the date of this Agreement, as of the date hereof, there has not been any Material Adverse Effect with respect to the Parent that would require disclosure under the Securities Act.

       4.7     Absence of Certain Changes. Since the date of its most recent SEC Report, the Parent has conducted its business as ordinarily conducted consistent with past practice and there has not occurred any change, event or condition (whether or not covered by insurance) that has resulted in, or would reasonably be expected to result in any Material Adverse Effect on the Parent.

       4.8     Merger Shares. The Merger Shares have been duly authorized and, when issued in consideration for the conversion of the Company Stock, as a result of the Merger and pursuant to the terms hereof, will be validly issued, fully paid and non-assessable, and not subject to any liens, pledges, charges, encumbrances, restrictions of any kind, preemptive rights or any other rights or interests of third parties or any other encumbrances, except for applicable securities law restrictions on transfer, including those imposed by Regulation D or Section 4(2) of the Securities Act and Rule 144 promulgated under the Securities Act and under applicable "blue sky" state securities laws. Assuming that all of the holders of the Company Stock are "accredited investors," as such term is defined in Regulation D promulgated under the Securities Act, and that all such Persons have complied with all of the terms and conditions of this Agreement, the offer and sale of the Merger Shares under this Agreement will be exempt from the registration requirements of the Securities Act and in compliance with all federal and state securities laws.

       4.9     Business of the Merger Sub. The Merger Sub is not and has never been a party to any material agreements and has not conducted any activities other than in connection with the organization of the Merger Sub, the issuance of the Merger Sub Common Stock, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. The Merger Sub has not incurred or assumed any expenses or liabilities prior to the Closing.

       4.10     Qualification as a Reorganization. Neither the Parent nor the Merger Sub has any plan or intention to both (a) discontinue (or cause the Surviving Corporation to discontinue) the historic business of the Surviving Corporation (assuming that the business of the Company as of the date of the Merger is the Surviving Corporation’s historic business) and (b) cease (or cause the Surviving Corporation to cease) to use a significant portion of the Surviving Corporation’s historic business assets in a trade or business (assuming that the assets of the Company as of the date of the Merger constitute the Surviving Corporation’s historic business assets). Neither the Parent nor the Merger Sub has any plan or intention to cause the Surviving Corporation to dispose of assets following the Merger such that after the Merger the Surviving Corporation will no longer continue to hold (as such term is used in Code Section 368(a)(2)(E)(i)) substantially all of its assets and the assets of the Merger Sub. For purposes of the foregoing, the term "substantially all" means at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets of the Merger Sub and the Surviving Corporation.

       4.11     Absence of Plans. Since the date of its most recent SEC Report, the Board of Directors of the Parent has not authorized any recapitalization, reclassification, spin-off, stock split, stock combination, stock or extraordinary cash dividend, or reverse split with respect to the Parent Stock.

       4.12     Disclosure. No representation or warranty by the Parent or the Merger Sub contained in this Agreement, including any statement contained in the Parent Disclosure Letter, or any Closing Document contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein not misleading.

ARTICLE V

COVENANTS

       5.1     Best Efforts. Each of the Parties shall use its best efforts, to the extent commercially reasonable, to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

       5.2     Securities Laws.

       (a)     The Parent, the Merger Sub, and the Surviving Corporation shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Parent Stock in connection with the Merger. The Company shall use its best efforts, to the extent commercially reasonable, to assist the Parent as may be necessary to comply with such securities and blue sky laws.

       (b)     So long as the Parent or any successor entity has securities registered under the Securities Act or the Exchange Act, the Parent or such successor entity shall file all reports required to be filed by it under the Securities Act and the Exchange Act, all to the extent required pursuant to Rule 144 to enable stockholders who exchange the Company Stock for the Parent Stock pursuant to the terms of this Agreement to sell the Parent Stock pursuant to Rule 144 adopted by the Securities and Exchange Commission under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation hereafter adopted by the Securities and Exchange Commission.

       (c)     If at any time after the Effective Time, the Parent takes or fails to comply with its obligations under the immediately preceding paragraph , or if Rule 144 is not available to the stockholders who exchange the Company Stock for the Parent Stock pursuant to the terms of this Agreement as a result of any action taken or not taken by the Parent, then the Parent shall enter into a registration rights agreement with each such stockholder in form and substance reasonably acceptable to the Parent and such stockholder setting forth the rights of such stockholder to require Parent to register the sale of such stockholder’s Merger Shares under the Securities Act, provided, however, that no such stockholder shall have any right to require the Parent to register the sale of such stockholder’s Merger Shares under the Securities Act prior to the time such stockholder would have been able to sell such stockholder’s Merger Shares under Rule 144 had Rule 144 been available.

       (d)     In order to provide documentation for reliance upon the exemptions from the registration and prospectus delivery requirements for such transactions, each shareholder of the Company shall execute and deliver to the Parent an investment representation letter in substantially the same form as that attached hereto as Exhibit A.

       (e)     In connection with the transaction contemplated by this Agreement, the Parent and the Company shall each file, with the assistance of the other and their respective legal counsel, such notices, applications, reports, or other instruments as may be deemed by them to be necessary or appropriate to document reliance on such exemptions, and the appropriate regulatory authority in the states where the shareholders of the Company reside unless an exemption requiring no filing is available in such jurisdictions, all to the extent and in the manner as may be deemed by such parties to be appropriate.

       (f)     In order to more fully document reliance on the exemptions as provided herein, the Company, the Company Shareholders, and the Parent shall execute and deliver to the other, at or prior to the Closing, such further letters of representation, acknowledgment, suitability, or the like as the Company or the Parent and their respective counsel may reasonably request in connection with reliance on exemptions from registration under such securities laws.

       5.3     Reorganization. Except for the transactions contemplated by this Agreement neither the Parent nor the Merger Sub will take any action, or cause the Surviving Corporation to take any action, which would have the result of disqualifying the Merger as a reorganization pursuant to Section 368(a)(2)(E) of the Code. In addition, neither the Parent nor the Merger Sub will adopt any position (or cause the Surviving Corporation to adopt any position) which is inconsistent with the treatment of the Merger as a tax-free reorganization.

       5.4     Reasonable Commercial Efforts and Further Assurances. Each Party, at the reasonable request of another Party, and as soon as practicable, shall execute and deliver at the requesting Party’s expense such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

       5.5     No Solicitation. Neither the Parent nor the Company, nor any of their respective subsidiaries, affiliates, officers, directors, representatives or agents shall, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) any person, entity or group concerning any merger, sale of substantial assets outside the ordinary course of business, sale of shares of capital stock or similar transaction involving itself or any of its subsidiaries or divisions (other than the transactions contemplated by this Agreement), provided that either of them may participate in negotiations with or furnish information to a third party if its Board of Directors believes, after consultation with its outside counsel, that the failure to do so would be a breach of its fiduciary duty under applicable law. Each of the Parent and the Company shall promptly advise the other of any such inquiries or proposals.

       5.6     Indemnification. All rights to indemnification and advancement of expenses existing in favor of those Persons who are or were directors, officers, agents or employees of the Company or the Parent (the "Indemnified Persons") for acts and omissions occurring prior to the Effective Time, as provided in the Company’s and the Parent’s Certificate of Incorporation or by-laws (in each case as in effect as of the date of this Agreement), shall survive the Merger and shall be fully complied with by the Parent and the Surviving Corporation, to the fullest extent permitted by the laws of the State of Delaware or the State of Maryland, as the case may be.

       5.7     Audited Financial Statements. Not later than 71 days following the filing by the Parent of its Current Report on Form 8-K to report this transaction within four days of the execution of this Agreement, the Company shall deliver an audited balance sheet, an audited statement of operations and an audited statement of cash flows at and for the periods required under paragraph (2) of Item 9.01 of Form 8-K (the "Audited Financial Statements"). The Audited Financial Statements will be prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, fairly and accurately present the financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein and be consistent with the books and records of the Company.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF MERGER

       6.1     Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions unless any such condition is waived, in writing, by the other Party:

       (a)     this Agreement and the Merger shall have received the Company Stockholder Approval;

       (b)     the Parent and the Company shall be satisfied that the issuances of the Parent Stock in the transaction shall be exempt under Regulation D of the Securities Act and Section 4(2) of the Securities Act;

       (c)     no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall have been issued, nor shall any proceeding brought by any Governmental Entity, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal; and

       (d)     no proceeding in which the Company, the Parent or the Merger Sub shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against the Company, the Parent or the Merger Sub under any United States or state bankruptcy or insolvency law.

       6.2     Conditions to Obligations of the Parent and the Merger Sub. The obligation of each of the Parent and the Merger Sub to consummate the Merger is subject to the satisfaction of the following additional conditions, unless any such condition is waived, in writing, by the Parent:

       (a)     this Agreement and the Merger shall have been approved and adopted by the Company Stockholders;

       (b)     the Company shall have obtained all of the waivers, permits, consents, assignments, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in the Company Disclosure Letter, except for any which if not obtained or effected would not have a Material Adverse Effect on the Company or on the ability of the Parties to consummate the transactions contemplated by this Agreement;

       (c)     the representations and warranties of the Company set forth in shall be true and correct in all material respects as of the Closing Date, except for representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date;

       (d)     the Company shall have performed or complied with, in all material respects, its covenants set forth in Article V required to be performed or complied with under this Agreement prior to the Closing Date;

       (e)     the Parent and the Merger Sub shall have received from the Secretary of the Company a certificate (i) certifying the Company Charter, (ii) certifying the Bylaws of the Company, (iii) certifying the resolutions of the Board of Directors of the Company, (vi) certifying the resolutions of the stockholders of the Company, and (v) attesting to the incumbency of the officers of the Company;

       (f)     the Parent and the Merger Sub shall have received from the President of the Company a certificate certifying (i) all of the Company’s representations and warranties set forth in set forth in continue to be true and correct in all material respects as of the Closing Date, except for representations and warranties made as of a specified date, which were true and correct in all material respects as of such date and (ii) the Company has performed or complied with, in all material respects, all of its covenants set forth in Article V required to be performed or complied with under this Agreement prior to the Closing Date;

       (g)     the Company shall have delivered the certificates described in Section 2.4(a) hereof and all other documents required to be delivered to the Parent on or before the Closing Date;

       (h)     all actions to be taken by the Company in connection with the consummation of the transactions contemplated hereby, and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Parent and the Merger Sub.

       6.3     Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions, unless any such condition is waived, in writing, by the Company:

       (a)     this Agreement and the Merger shall have been approved and adopted by the Parent, as the sole stockholder of Merger Sub;

       (b)     the Parent and the Merger Sub shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices (including, but not limited to any filings that are required with the SEC prior to the consummation of the Merger), except for any which if not obtained or effected would not have a Material Adverse Effect on the Parent or the Merger Sub or on the ability of the Parties to consummate the transactions contemplated by this Agreement;

       (c)     the representations and warranties of the Parent and the Merger Sub set forth in shall be true and correct in all material respects as of the Closing Date, except for representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date;

       (d)     each of the Parent and the Merger Sub shall have performed or complied with, in all material respects, its respective agreements and covenants required to be performed or complied with under this Agreement prior to the Closing Date;

       (e)     the Company shall have received from the Secretary of the Parent a certificate (i) certifying the Certificate of Incorporation of the Parent, (ii) certifying the Bylaws of the Parent, (iii) certifying the resolutions of the Board of Directors of the Parent, and (iv) attesting to the incumbency of the officers of the Parent;

       (f)     the Company shall have received from the Secretary of the Merger Sub a certificate (i) certifying the Certificate of Incorporation of the Merger Sub, (ii) certifying the Bylaws of the Merger Sub, (iii) certifying the resolutions of the Board of Directors, (iv) certifying the resolutions of the sole stockholder of the Merger Sub, and (v) attesting to the incumbency of the officers of the Merger Sub;

       (g)     the Parent shall have delivered the certificates described in Section 2.4(b) hereof, as applicable, and all other documents required to be delivered to the Parent on or before the Closing Date;

       (h)     all actions to be taken by the Parent or Merger Sub in connection with the consummation of the transactions contemplated hereby, and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Company.

       6.4     Certain Waivers. The Parties acknowledge and agree that if a Party has actual knowledge of any breach by any other Party of any representation, warranty, agreement or covenant contained in this Agreement, and such Party proceeds with the Closing, such Party shall be deemed to have irrevocably waived such breach for that particular breach only and such Party and its successors and assigns shall not be entitled to assert any right or to seek any remedy for any damages arising from any matters relating to such breach, notwithstanding anything to the contrary contained herein or in any certificate delivered pursuant hereto.

ARTICLE VII

TERMINATION; INDEMNIFICATION

       7.1     Termination of Agreement. The Parties may terminate this Agreement prior to the Effective Time as provided below (provided that Merger Sub shall not be deemed a Party for the purposes of this Section 7.1):

       (a)     the Parties may terminate this Agreement by mutual written consent;

       (b)     any Party may terminate this Agreement by giving written notice to the other Parties at any time after the Company’s stockholders have voted on whether to approve this Agreement and the Merger, in the event that this Agreement or the Merger failed to receive the Company Stockholder Approval;

       (c)     any Party may terminate this Agreement by giving written notice to the other Parties upon the entry of any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger that has become final and nonappealable;

       (d)     by either Party (i) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the other Party contained in this Agreement such that the conditions set forth in Article VI would not be satisfied and, in either such case, such breach is not capable of being cured or, if capable of being cured, shall not have been cured prior to the Effective Time; provided that no Party shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if such Party (or, in the case of the Parent, Merger Sub) is then in material breach of any of its covenants or agreements contained in this Agreement, or (ii) if the Board of Directors of the other Party (A) shall have withdrawn, modified or changed in a manner adverse to the terminating Party its approval or recommendation of this Agreement or the Merger or (B) shall have shall have failed to approve or recommend this Agreement or the Merger by the proposed Closing Date; and

       7.2     Effect of Termination.

       (a)     If any party terminates this Agreement pursuant to Section 7.1(a), (b) or (c), all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party, including the directors, officers, employees, agents, consultants, representatives, advisors, stockholders, members or Affiliates of any Party.

       (b)     If either Party terminates this Agreement pursuant to Section 7.1(d), then the Party in breach of this Agreement shall pay the expenses of the terminating Party in connection with the negotiation and drafting of this Agreement between the Parties.

       (c)     Notwithstanding the foregoing, the following obligations shall survive termination of this Agreement: (i) the liability of any Party for any breach of this Agreement; (ii) the obligations relating to press releases and announcements, as provided in Section8.4; and (iii) each Party’s obligation to bear certain fees and expenses incurred in connection with the preparation and negotiation of this Agreement and the transactions contemplated herein as provided in Section 8.11.

       7.3     Amendment. Subject to applicable law, the Parties may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the Parties.

       7.4     Extension, Waiver. At any time prior the Effective Time, any Party may, to the extent legally allowed (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

       7.5     Survival of Representations, Warranties and Covenants.

       (a)     All representations and warranties of the parties contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of the other Parties to this Agreement, until the earlier of the termination of this Agreement or one (1) year after the Closing Date (the "Survival Period"), whereupon such representations, warranties and covenants will expire (except for covenants that by their terms survive for a longer period). The Parties post-closing remedies for a breach are not limited by the pre-closing discovery of a breach.

       (b)     All covenants of the parties contained in this Agreement shall remain operative for such periods of time as necessary for the applicable Party to fulfill such covenant, unless otherwise agreed in writing by the other Parties.

       7.6     Indemnification of the Parent. Subject to the limitations set forth in this Article VII, the Company, agrees to indemnify and hold harmless the Parent and its officers, directors, agents and employees, and each person, if any, who controls or may control the Parent within the meaning of the Securities Act from and against any and all damages:

        (a)Arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties and covenants given or made by the Company in this Agreement or any certificate, document or instrument delivered by or on behalf of the Company pursuant hereto; or

       (b)     Resulting from any failure of the stockholders to have good, valid and marketable title to the issued and outstanding the Company Stock held by them, free and clear of all liens, claims, pledges, options, adverse claims, assessments or charges of any nature whatsoever, or to have full right, capacity and authority to vote the Company Stock in favor of the Merger and the other transactions contemplated by the Merger Agreement.

       The foregoing are collectively referred to as the "Parent Indemnity Claims."

       7.7     Indemnification of the Company. Subject to the limitations set forth in this Article VII, the Parent and Merger Sub agree to jointly and severally indemnify and hold harmless the Company and its officers, directors, agents and employees, from and against any and all damages:

       (a)     Arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties and covenants given or made by the Parent or Merger Sub in this Agreement or any certificate, document or instrument delivered by or on behalf of the Parent or Merger Sub pursuant hereto; or

       (b)     Resulting from any failure of the Parent to full right, capacity and authority to cause all of the shares representing such the Parent Stock to be issued to the Company stockholders in connection with the conversion of each share of the Company Stock as required by this Agreement.

       The foregoing are collectively referred to as the "Company Indemnity Claims." the Company Indemnity Claims together with the Parent Indemnity Claims are collectively referred to as the "Indemnity Claims."

       7.8     General Notice and Procedural Requirements for Indemnity Claims. Notwithstanding the foregoing, the party or person having the indemnity obligation under this Article VII (the "Indemnifying Party"), shall be obligated to indemnify and hold harmless the party or person entitled to indemnity under this Article VII (the "Indemnified Party"), only with respect to any Indemnity Claims of which the Indemnified Party notifies with specificity the Indemnifying Party in accordance with Section 8.8 of this Agreement and, if applicable, within the following time period: (i) with regard to any representation or warranty under this Agreement, prior to the end of the Survival Period of such representation or warranty (unless such Indemnity Claim relates to a claim arising prior to the termination of the Survival Period, in which case the time period shall be extended to thirty (30) days after such Indemnity Claim is first received by an Indemnified Party); or (ii) with regard to any covenant under this Agreement which by its terms expires, prior to the end of the survival period relating to such covenant (unless such Indemnity Claim relates to a claim arising prior to the termination of the applicable survival period, in which case the time period shall be extended to thirty (30) days after such Indemnity Claim is first received by an Indemnified Party).

       7.9     Notice and Procedural Requirements for Third Party Claims. If a complaint, claim or legal action is brought by a third party (a "Third Party Claim") as to which an Indemnified Party is entitled to indemnification, the Indemnified Party shall give written notice of such Third Party Claim to the Indemnifying Party in accordance with Section 8.8 of this Agreement promptly after the Indemnified Party receives notice thereof, which notice shall include a copy of any letter, complaint or similar writing received by the Indemnified Party; provided however, that any failure to provide or delay in providing such information shall not constitute a bar or defense to indemnification except to the extent the Indemnifying Party has been prejudiced thereby.

       The Indemnifying Party shall have the right to assume the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of the Indemnifying Party’s election so to assume the defense of such Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense of such Third Party Claim except as hereinafter provided. If the Indemnifying Party elects to assume such defense and select counsel, the Indemnified Party may participate in such defense through its own separate counsel, but the fees and expenses of such counsel shall be borne by the Indemnified Party unless: (i) otherwise specifically agreed by the Indemnifying Party; or (ii) counsel selected by the Indemnifying Party determines that because of a conflict of interest between the Indemnifying Party and the Indemnified Party such counsel for the Indemnifying Party cannot adequately represent both parties in conducting the defense of such action. In the event the Indemnified Party maintains separate counsel because counsel selected by the Indemnifying Party has determined that such counsel cannot adequately represent both parties because of a conflict of interest between the Indemnifying Party and the Indemnified Party, then the Indemnifying Party shall not have the right to direct the defense of such Third Party Claim on behalf of the Indemnified Party.

        The failure of the Indemnifying Party to notify an Indemnified Party of its election to defend such Third Party Claim within thirty (30) days after notice thereof was given to the Indemnifying Party shall be deemed a waiver by the Indemnifying Party of its rights to defend such Third Party Claim.

       If the Indemnifying Party assumes the defense of a Third Party Claim, the obligations of the Indemnifying Party shall include taking all steps necessary in the defense of such Third Party Claim and holding the Indemnified Party harmless from and against any and all Damages caused or arising out of any settlement approved by the Indemnified Party or any judgment in connection with the claim or litigation.

       If the Indemnifying Party does not assume the defense of such Third Party Claim in accordance with this Section, the Indemnified Party may defend against such claim or litigation in such manner as it deems appropriate; provided, however, that the Indemnified Party may not settle such Third Party Claim without the prior written consent of the Indemnifying Party; provided that the Indemnifying Party may not withhold such consent unless it has provided security of a type and in an amount reasonably acceptable to the Indemnified Party for the payment of its indemnification obligations with respect to such Third Party Claim. The Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of Damages caused or arising out of any judgment rendered with respect to such Third Party Claim, and for all costs and expenses incurred by the Indemnified Party in the defense of such claim.

       The Indemnifying Party may settle any Third Party Claim in its sole discretion without the prior written consent of the Indemnified Party, provided that such settlement involves only the payment of cash by the Indemnifying Party to the claimant and does not impose any other obligation on the Indemnifying Party or any liability or obligation on the Indemnified Party.

       7.10     Notice and Procedural Requirements for Direct Claims. Any claim for indemnification by an Indemnified Party on account of Damages which do not result from a Third Party Claim (a "Direct Claim") shall be asserted by giving the Indemnifying Party reasonably prompt notice thereof in accordance with Section 8.8 of this Agreement; provided, however, that any failure to provide, or delay in providing, such notification shall not constitute a bar or defense to indemnification except to the extent the Indemnifying Party has been prejudiced thereby. After receiving notice of a Direct Claim, the Indemnifying Party will have a period of thirty (30) days within which to respond in writing to such Direct Claim. If the Indemnifying Party rejects such claim or does not respond within such thirty (30) day period (in which case the Indemnifying Party will be deemed to have rejected such claim), the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Article VII.

ARTICLE VIII

MISCELLANEOUS

       8.1     No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

       8.2     Entire Agreement. This Agreement, the Company Disclosure Letter, the Parent Disclosure Letter, the Schedules, the Exhibits, the documents and instruments and other agreements among the parties referred to herein constitute the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

       8.3     Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors, heirs, legal representatives and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

       8.4     Public Announcement. Upon execution of this Agreement, the Parent and the Company will issue a press release approved by both parties announcing the Merger. Thereafter, the Parent and the Company may issue such press releases, and make such other disclosures regarding the Merger, as each determines are required under applicable securities laws or regulatory rules, any such press releases being subject to the prior approval, not to be unreasonably withheld, of the other party. Any press releases by the Parent will be filed under Form 8-K with the Securities Exchange Commission.

       8.5     Confidentiality. The Parent and the Company each recognize that they have received and will receive confidential information concerning the other during the course of the Merger negotiations and preparations. Accordingly, the Parent and the Company each agrees (a) to use its respective best efforts to prevent the unauthorized disclosure of any confidential information concerning the other that was or is disclosed during the course of such negotiations and preparations, and is clearly designated in writing as confidential at the time of disclosure, and (b) to not make use of or permit to be used any such confidential information other than for the purpose of effectuating the Merger and related transactions. The obligations of this section will not apply to information that (i) is or becomes part of the public domain, (ii) is disclosed by the disclosing party to third parties without restrictions on disclosure, (iii) is received by the receiving party from a third party without breach of a nondisclosure obligation to the other party, or (iv) is required to be disclosed by law, including with the Securities and Exchange Commission. If this Agreement is terminated, all copies of documents containing confidential information shall be returned by the receiving party to the disclosing party.

       8.6     Counterparts, Facsimile Signatures. This Agreement may be executed with counterpart signature pages or in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signatures.

       8.7     Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

       8.8     Notices. All notices, requests, demands, claims, and other communications hereunder (each a "Notice") shall be in writing. Any Notice shall be (a) sent by registered or certified mail, return receipt requested, postage prepaid, (b) sent via a reputable nationwide overnight courier service, charges prepaid or (c) sent via facsimile or email (with acknowledgment of complete transmission) with a confirmation copy by registered or certified mail or overnight courier as aforesaid, in each case to the intended recipient as set forth below:

       If to the Company:

             Abba David Poliakoff
           233 East Redwood Street
           Baltimore, Maryland 21202
           Facsimile: (410) 576-4032
           Email: apoliakoff@gfrlaw.com

       Copies to:

             Neuberger, Quinn, Gielen, Rubin & Gibber, P.A.
           One South Street, 27th Floor
           Baltimore, Maryland 21202
           Attention: Hillel Tendler, Esquire
           Facsimile: (410) 951-6038
           Email: ht@nqgrg.com

       If to the Parent or Merger Sub:

             Champions Biotechnology, Inc.
           2200 Wilson Boulevard, Suite 102-316
           Arlington, Virginia 22201
           Attention: James Martell
           Facsimile: (703) 832-8311
           Email: SportsInc@aol.com

       Copy to:

             Seyfarth Shaw LLP
           815 Connecticut Avenue, N.W.
           Suite 500
           Washington, DC 20006
           Attention: Ernest Stern, Esq.
           Facsimile: (202) 828-5393
           Email: estern@seyfarth.com

        Each Notice shall be deemed to have been given and effective upon receipt (or refusal of receipt). Any Party may change the address to which Notices hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

       8.9     Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the Commonwealth of Virginia. In addition, each of the Parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court or state courts located in the Commonwealth of Virginia in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a federal court or a state court located in the Commonwealth of Virginia.

       8.10     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

       8.11     Expenses; Attorney’s Fees. In the event that the Merger is consummated, all federal and state regulatory and transfer agent fees of the Parent and the Merger Sub in connection with the Merger shall be paid out of the proceeds from the financing. In addition, with respect to all other costs and expenses relating to the Merger, each of the Parent and the Company shall be responsible for and bear all of their own costs and expenses; provided, however, that whether or not the Merger is consummated, the Company shall pay all legal fees incurred by the Parent in connection with its pursuing and/or consummating the Merger if the Company breaches this Agreement and the Parent shall pay the Company legal fees if the Parent either breaches this Agreement or accepts a topping offer. Notwithstanding the foregoing, if any Party hereto initiates any legal action arising out of or in connection with this Agreement, the prevailing party in such legal action shall be entitled to recover from the other Party all reasonable attorney’s fees, expert witness fees and expenses incurred by the prevailing party in connection therewith.

       8.12     Disclosure Letters. The Company Disclosure Letter shall be arranged in separate parts corresponding to the numbered and lettered sections contained in this Agreement, and the information disclosed in any numbered or lettered part shall qualify only (a) the corresponding section of this Agreement and (b) other sections of to the extent it is clear (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure is applicable to such other sections. The Parent Disclosure Letter shall be arranged in separate parts corresponding to the numbered and lettered sections contained in this Agreement, and the information disclosed in any numbered or lettered part shall qualify only (a) the corresponding section of this Agreement, and (b) other sections of to the extent it is clear (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure is applicable to such other sections. The inclusion of any information in the Company Disclosure Letter or the Parent Disclosure Letter shall not be deemed to be an admission or acknowledgment that such information is required to be included herein, is material, has or would have a Material Adverse Effect, or is outside the ordinary course of business.

       8.13     Construction. The Parties agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

       8.14     Incorporation of Exhibits and Schedules. The Exhibits, the Schedules, the Parent Disclosure Letter and the Company Disclosure Letter identified in this Agreement are incorporated herein by reference and made a part hereof.

[Signatures begin on following page]

       IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

PARENT:	CHAMPIONS BIOTECHNOLOGY, INC. By: /s/ James Martell Name: James Martell Title: President

MERGER SUB:	BIOMERK ACQUISITION CORP. By: /s/ James Martell Name: James Martell Title: President

COMPANY:	BIOMERK, INC. By: /s/ Abba David Poliakoff Name: Abba David Poliakoff Title: President

EXHIBIT A

Form of Investment Representation Letter

INVESTMENT REPRESENTATIONS
AND
ACCREDITED INVESTOR QUESTIONNAIRE

In connection with the agreement and plan of merger
by and among
Champions Biotechnology, Inc.,
Biomerk Acquisition Corp.,
and
Biomerk, Inc.

For ALL Investors
(ALL Investors, including Joint investors, must INITIAL where appropriate):

Initial _______     I certify that I am acquiring the subject securities for my own account and with no present intention of distributing or selling such securities, and no one other than myself has any beneficial interest in such securities. I understand that the offer and sale by of the securities I am acquiring have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of their contemplated issuance in transactions exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) thereof and the Rules and Regulations promulgated thereunder, and that the reliance of the issuer of such securities on such exemption from registration is predicated in part on my representations set forth herein. I acknowledge that a restrictive legend consistent with the foregoing has been or will be placed on the certificates representing the securities.

Initial _______     I certify that I have received from the issuer and reviewed such information as I consider necessary or appropriate to evaluate the risks and merits of an investment in the subject securities. I have had the opportunity to question and have questioned, to the extent I have deemed necessary or appropriate, representatives of the issuer so as to receive answers and verify information obtained in my examination of the issuer.

Initial _______     I certify that I, individually and/or together with my professional advisors, have such knowledge and experience in financial, tax and business matters, including substantial experience in evaluating and investing in securities (including the securities of new and speculative companies), so as to enable me to use the information referred to above and any other information made available by the issuer to me in order to evaluate the merits and risks of and investment in the subject securities and to make an informed investment decision with respect thereto.

For Individual Investors Only
(all Individual Investors must INITIAL where appropriate;
if this is a Joint investment BOTH investors must INITIAL where appropriate):

Initial _______     I certify that I have a net worth (including home, furnishings and automobiles) of at least $1 million either individually or through aggregating my individual holdings and those in which I have a joint, community property or other similar shared ownership interest with my spouse.

Initial _______     I certify that I have had an annual gross income for the past two years of at least $200,000 (or $300,000 jointly with my spouse) and expect my income (or joint income, as appropriate) to reach the same level in the current year.

Initial _______     I certify that I am a director or executive officer of Biomerk, Inc. (the "Company").

For Non-Individual Investors
(all Non-Individual Investors must INITIAL where appropriate):

Initial _______     The Subscriber certifies that it is a partnership, corporation, limited liability company or business trust that is 100% owned by persons who meet either of the criteria for Individual Investors, above.

Initial _______     The Subscriber certifies that it is a partnership, corporation, limited liability company or business trust that has total assets of at least $5 million and was not formed for the purpose of investing in the Company.

Initial _______     The Subscriber certifies that it is an employee benefit plan whose investment decision is made by a plan fiduciary (as defined in ERISA §3(21)) that is a bank, savings and loan association, insurance company or registered investment adviser.

Initial _______     The Subscriber certifies that it is an employee benefit plan whose total assets exceed $5,000,000 as of the date of the Subscription Agreement.

Initial _______     The Subscriber certifies that it is a self-directed employee benefit plan whose investment decisions are made solely by persons who meet either of the criteria for Individual Investors, above.

Initial _______     The Subscriber certifies that it is a U.S. bank, U.S. savings and loan association or other similar U.S. institution acting in its individual or fiduciary capacity.

Initial _______     The Subscriber certifies that it is a broker-dealer registered pursuant to §15 of the Securities Exchange Act of 1934.

Initial _______     The Subscriber certifies that it is an organization described in §501(c)(3) of the Internal Revenue Code with total assets exceeding $5,000,000 and not formed for the specific purpose of investing in the Company.

Initial _______     The Subscriber certifies that it is a trust with total assets of at least $5,000,000, not formed for the specific purpose of investing in the Company, and whose purchase is directed by a person with such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment.

Initial _______     The Subscriber certifies that it is a plan established and maintained by a state or its political subdivisions, or any agency or instrumentality thereof, for the benefit of its employees, and which has total assets in excess of $5,000,000.

Initial _______     The Subscriber certifies that it is an insurance company as defined in §2(a)(13) of the Securities Act or a registered investment company.

Personal Investor Information

Investor Name(s): ________________________________________________________________________

Individual executing Profile or Trustee: _______________________________________________________________________

Social Security Numbers / Federal I.D. Number: ________________________________________________________________________

Date of Birth: _________________      Marital Status: _________________

Joint Party Date of Birth:_________________

Personal Investor Information (continued)

Investment Experience (Years): ___________

Annual Income: _________________

Liquid Net Worth:_____________

Net Worth: ________________

Investment Objective(s) (circle one or more): Long Term Capital Appreciation, Short Term Trading, Businessman’s Risk, Income, Safety of Principal, Tax Exempt Income or other

Home Street Address: ________________________________________________________________________

Home City, State & Zip Code: ________________________________________________________________________

Home Phone: ________________________ Home Fax: ________________________

Home Email: _______________________________

Employer: ________________________________________________________________________

Employer Street Address: ________________________________________________________________________

Employer City, State & Zip Code: ________________________________________________________________________

Bus. Phone: __________________________ Bus. Fax: __________________________

Bus. Email: ________________________________

Type of Business:

If you are an NASD member or affiliate of an NASD member firm, please identify the firm: ______________

Signature _______________________________________     Date_______________

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